AMENDED AND RESTATED

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

THIS AGREEMENT, effective as of November 5, 2014 and as amended and restated November 16, 2017 and January 28, 2019, by and between Equinox Institutional Asset Management, LP (the “Adviser”) and Equinox Funds Trust (the “Trust”), on behalf of the Equinox Chesapeake Strategy Fund (the “Fund,” and together with the Adviser and the Trust, the “Parties”).

WHEREAS, the Parties wish to amend their original agreement dated January 25, 2011, as assigned pursuant to the Transfer and Assumption Agreement dated August 21, 2015;

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Funds’ operating expenses to ensure that the Fund’s total annual operating expenses, excluding taxes, interest, extraordinary items, “Acquired Fund Fees and Expenses” and brokerage commissions, do not exceed the levels set forth on Schedule A hereto; and

WHEREAS, effective January 28, 2019, the Adviser desires to amend and restate this Agreement and corresponding Schedule A which sets forth the certain series of the Trust that are parties to this Agreement.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction/Reimbursement. The Adviser agrees that from the effective date of this Agreement until the termination date set forth on Schedule A hereto with respect to the Fund, it will reduce its compensation and/or reimburse certain expenses for such Fund, to the extent necessary to ensure that such Fund’s total annual operating expenses, excluding taxes, interest, extraordinary items, “Acquired Fund Fees and Expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed the contractual limits on Fund Operating Expenses set forth on Schedule A.

Fee Recovery. The Adviser shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts for a period of up to three (3) years from the date on which the Adviser reduced its compensation and/or assumed expenses for the Fund.

Term. This Agreement shall terminate with respect to the Fund listed on Schedule A on the dates listed on Schedule A or at an earlier date upon the discretion of the Board of Trustees of the Trust upon 60 days’ written notice to the Adviser, unless extended, terminated, modified or revised by the mutual agreement of the parties by amending Schedule A to this Agreement or otherwise as provided for in writing.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Expense Limitation/Reimbursement Agreement to be executed in its name and on its behalf by its duly authorized representative as of January 28, 2019.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President & CEO

EQUINOX FUNDS TRUST, on behalf of the Chesapeake Strategy Fund

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President

[signature page to Amended and Restated Expense Limitation/Reimbursement Agreement]

Schedule A

to the

Amended and Restated Expense Limitation/Reimbursement Agreement

dated January 28, 2019, between

Equinox Funds Trust and Equinox Funds Management, LLC

Fund	Class	Contractual Limit on Total Annual Operating Expenses	Effective Date	Termination Date
Equinox Chesapeake Strategy Fund	A	2.10%	Commencement of Operations	January 31, 2020
	C	2.85%
	I	1.85%

This Amended and Restated Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President

EQUINOX FUNDS TRUST, on behalf of the Chesapeake Strategy Fund

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President